EXHIBIT 3.1

Biomira Inc.
June 25, 2004 Preliminary Shelf Prospectus
Earnings Coverage Ratio at December 31, 2003

	Ref	CDN GAAP	Entitlements	US GAAP
Interest	1	106		106

Loss per earnings coverage ratio	2	(18,892)		(18,872)

Ratio of earnings to interest		n/a		n/a
Deficiency to get to 1:1 ratio		18,998		18,978

Reconciliation of net loss per 2003 financial statements to loss per earnings coverage ratio:

	Ref	CDN GAAP	US GAAP
Net loss per 2003 statements		(18,974)	(19,228)

Add (Deduct)
Income tax provision (benefit)		(251)	(251)

Interest	1	106	106

Accretion of convertible debentures		—	501

Equity earnings (a)
Amortization of convertible debentures issue costs		(212)	—

Convertible debentures interest		(62)	—

Foreign exchange gain on convertible debentures		501	—

Loss per earnings coverage ratio	2	(18,892)	(18,872)

Notes:

(a)	Equity earnings assumed to include transactions which do not flow through the income statement, but which have a cash flow impact that affect the issuer’s ability to meet the ongoing debt service commitments